CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (File No. 33-51017) ("Registration Statement") of our report dated November 17, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003, Annual Report of Putnam Asset Allocation Funds, which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in the Prospectus and Statement of Additional Information incorporated by reference into such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
April 8, 2004